As filed with the Securities and Exchange Commission on January 18, 2018

Registration No. 333- 101794

Registration No. 333- 117497

 Registration No. 333- 124836

Registration No. 333- 130440

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333- 101794)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333- 117497)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333- 124836)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333- 130440)

Under

THE SECURITIES ACT OF 1933

SYNGENTA AG

(Exact name of registrant as specified in its charter)

Switzerland	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Schwarzwaldallee 215
4058 Basel
Switzerland
Telephone: 011 41 61 323 1111

(Address of Principal Executive Offices)

SYNGENTA DEFERRED SHARE PLAN (SHARE AWARDS)

SYNGENTA AG EXECUTIVE STOCK OPTION PLAN – 10

 SYNGENTA CORPORATION EMPLOYEE STOCK PURCHASE PLAN
SYNGENTA SHARE PLAN FOR NON-EXECUTIVE DIRECTORS

(Full Title of Plans)

Christoph Mäder

Group General Counsel

 Syngenta International AG

P.O. Box

 CH-4002 Basel, Switzerland

+41 61 323 1111

 (Name, address and telephone number, including area code, of agent for service)

Copies to:

Louis L. Goldberg

H. Oliver Smith

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Syngenta AG, a Swiss corporation (Aktiengesellschaft) (the “Company”), is filing these Post-Effective Amendments to its Registration Statements on Form S-8 to remove any and all unsold securities, issuable by the Company under the terms of the Syngenta Deferred Share Plan, the Syngenta AG Executive Stock Option Plan - 10, the Syngenta Corporation Employee Stock Purchase Plan and the Syngenta Share Plan For Non-Executive Directors, previously registered by the Company pursuant to the following Registration Statements filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-101794), filed with the SEC on December 12, 2002;

•	Registration Statement on Form S-8 (File No. 333-117497), filed with the SEC on July 20, 2004;

•	Registration Statement on Form S-8 (File No. 333-124836), filed with the SEC on May 12, 2005; and

•	Registration Statement on Form S-8 (File No. 333-130440), filed with the SEC on December 19, 2005 (collectively, the “Registration Statements”).

On May 31, 2017, China National Chemical Corporation, a state-owned enterprise organized under the laws of the People’s Republic of China (“ChemChina”) and CNAC Saturn (NL) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam and registered with the trade register of the Chamber of Commerce under number 65434552 (the “Purchaser”) and an indirect wholly-owned subsidiary of ChemChina, announced the definitive end results of (i) the offer by the Purchaser in accordance with the tender offer rules of Switzerland to purchase up to 100% of the outstanding publicly held registered shares (Namenaktien), with a nominal value of 0.10 Swiss francs per share, of the Company (collectively the “Common Shares” and each a “Common Share”) from all holders of Common Shares, wherever located, subject to certain restrictions (the “Swiss Offer”) and (ii) the offer by the Purchaser for: (A) up to 100% of the Common Shares that are held by “U.S. holders” (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended, and (B) up to 100% of the outstanding American Depository Shares evidenced by American Depository Receipts (collectively, the “ADSs” and each an “ADS”) representing one-fifth of a Common Share from all holders, wherever located, at a purchase price of $465 per Common Share and $93 per ADS, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated March 23, 2016 filed by ChemChina and the Purchaser with the U.S. Securities and Exchange Commission on March 23, 2016, as amended or supplemented from time to time (the “U.S. Offer” and, together with the Swiss Offer, the “Offers”).

As a result of the Offers, the purchase by the Purchaser of additional Common Shares and ADSs and the cancellation of all outstanding publicly held Common Shares by the Appellate Court Basel-City (Appellationsgericht Basel-Stadt), there will be no future offers or sales under the Registration Statements, and pursuant to the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold or offered at the termination of the offering, the Company hereby removes from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basel, Switzerland, on this 16th day of January, 2018.

SYNGENTA AG

By:	/s/ Tobias Meili
	Name:	Dr. Tobias Meili
	Title:	General Counsel Corporate Legal Affairs

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.